Exhibit C

ENCAP ENERGY CAPITAL FUND VIII, L.P.

1100 Louisiana Street, Suite 4900

Houston, Texas 77002

December 20, 2011

To the Members of Halcon Resources LLC

Gentlemen:

Halcon Resources LLC, a Delaware limited liability company (the “Company”), is governed by that certain Limited Liability Company Agreement dated December 20, 2011, by and among the Company, HALRES Management LLC, a Delaware limited liability company (the “Management Member”), EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership (“EnCap”), Kellen Holdings, LLC, a Delaware limited liability company (“Kellen”), Mansefeldt Halcon Partners, a Texas general partnership (“Mansefeldt”), Abilene Halcon Partners, a Texas general partnership (“Abilene”), Tejon Halcon Partners, a Texas general partnership (“Tejon”, and, together with EnCap, Kellen, Mansefeldt and Abilene, the “Investors”), and Mwewe Partners, LLC, a Delaware limited liability company (“Mwewe”). The Members desire to set forth their agreement regarding the voting of any securities held by the Company in a publicly-traded company and hereby agree as follows:

In the event the Company acquires a controlling interest in a publicly-traded company (“Target”), the Company will vote its shares at any annual or special meeting of the Target at which directors are elected to elect a board of directors consisting of nine (9) members, including four (4) individuals designated by EnCap and its permitted transferees, one (1) individual designated by Kellen, one (1) individual designated by Mwewe, and three (3) additional members mutually designated by the Investors, on the one hand, and means the Management Member, on the other hand. If the board of directors of the Target is expanded to ten (10) members, the Company will vote its shares at any annual or special to elect an additional member mutually designated by the Investors, on the one hand, and the Management Member, on the other hand.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

This letter agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one agreement. This letter agreement may be executed by facsimile signature and each such facsimile signature shall be treated in all respects as having the same effect as an original signature.

Very truly yours,

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
General Partner of EnCap Energy Capital Fund VIII, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VIII GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:	/s/ David B. Miller
Name:	David B. Miller
Title:	Senior Managing Director

AGREED AND ACKNOWLEDGED BY:

KELLEN HOLDINGS, LLC

By:	/s/ Daniel A. Rioux
Name:	Daniel A. Rioux
Title:	Co-President and CEO

MANSEFELDT HALCON PARTNERS

By:	/s/ Tucker Bridwell
Name:	Tucker Bridwell
Title:	Partner

ABILENE HALCON PARTNERS

By:	/s/ Paul Cannon
Name:	Paul Cannon
Title:	Partner

TEJON HALCON PARTNERS

By:	/s/ Joseph E. Canon
Name:	Joseph E. Canon
Title:	Partner

HALRES MANAGEMENT LLC

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Manager

MWEWE PARTNERS, LLC

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Manager